Dated October 17, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date/Pricing Effective Time:	October 17, 2006

Settlement Date (Original Issue Date):	October 20, 2006

Maturity Date:	October 20, 2016

Principal Amount:	US$1,000,000,000

Price to Public (Issue Price):	99.473%

Agents Commission:	0.400%

Net Proceeds to Issuer:	$990,730,000

All-in Price:	99.073%

Accrued Interest:	N/A

Treasury Benchmark:	4.875% due August 15, 2016

Treasury Yield:	4.734%

Spread to Treasury Benchmark:	Plus 71 basis points

Re-Offer Yield:	5.444%

Interest Rate Per Annum:	5.375%

Interest Payment Dates:	Semi-Annually on April 20 and October 20 of each year, commencing April 20, 2007 and ending on the Maturity Date

Day Count Convention:	30/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Page 2
Dated October 17, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

CUSIP:	36962GY40
ISIN (if applicable):	US36962GY402
Common Code: (if applicable):	027244866

Plan of Distribution:

The Notes are being purchased by the following institutions (collectively, "the Underwriters"), as principal, at the Issue Price of 99.473% of the aggregate principal amount less an underwriting discount equal to 0.40% of the principal amount of the Notes.

Institution Commitment

Lead Managers:

Banc of America Securities LLC $237,500,000

Credit Suisse Securities (USA) LLC $237,500,000

Goldman, Sachs & Co. $237,500,000

Lehman Brothers Inc. $237,500,000

Co-Managers:

Blaylock & Company, Inc. $10,000,000

Samuel A. Ramirez & Company, Inc. $10,000,000

Utendahl Capital Group, L.L.C $10,000,000

The Williams Capital Group, L.P. $10,000,000

CastleOak Securities, L.P. $5,000,000

Toussaint Capital Partners, LLC $5,000,000

Total $1,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Dated October 17, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Additional Information:

General
At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC collect at 1-800-294-1322 (or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com. Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Goldman Sachs & Co. toll free at 1-866-471-2526, Lehman Brothers Inc. toll-free at 1-888-603-5847, or Investor Communications of the issuer at 1-203-357-3950.